SCHEDULE 13D
CUSIP NO. 23833N104                                           PAGE 8 OF 16 PAGES


                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement") dated as of January 20, 2006, is by and among WS MIDWAY HOLDINGS, INC., a Delaware corporation ("Holdings"), and HBK Investments L.P., a Delaware limited partnership ("HBK"). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of December 8, 2005 (the "Merger Agreement"), by and among Holdings, WS Midway Acquisition Sub, Inc., a Missouri corporation ("Merger Sub"), and Dave & Buster's, Inc., a Missouri corporation (the "Company").

                                    RECITALS

     A. HBK "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) one million three hundred fourteen thousand four hundred (1,314,400) shares of common stock (the "Common Stock"), par value $0.01 per share, of the Company (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by HBK or any of its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares").

     B. Holdings, Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the "Merger") upon the terms and subject to the conditions set forth therein.

     C. HBK and its Affiliates wish to invest in Holdings in connection with the consummation of the Merger, on substantially the terms set forth on Annex A hereto (the "Co-Invest").

     D. As a condition to the Co-Invest, Holdings has required that HBK enter into this Agreement, and HBK desires to enter into this Agreement to induce Holdings to permit the Co-Invest.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   REPRESENTATIONS AND WARRANTIES OF HBK.

     HBK hereby represents and warrants to Holdings as follows:

          (a) AUTHORITY. HBK has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by HBK and constitutes a valid and binding obligation of HBK enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other

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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                           PAGE 9 OF 16 PAGES


               similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (b) NO CONFLICTS. (i) No filing by HBK or any of its Affiliates with any governmental body or authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by HBK and the consummation by HBK of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by HBK, the consummation by HBK of the transactions contemplated hereby or compliance by HBK with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which HBK or any of its Affiliates is a party or by which HBK or any of its Affiliates or any of their respective assets or any of the Subject Shares may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent HBK or any of its Affiliates from performing their obligations under this Agreement.

          (c) THE SUBJECT SHARES. As of the date hereof, HBK is the record or beneficial owner of one million three hundred fourteen thousand four hundred (1,314,400) Subject Shares and has the sole power to vote (or cause to be voted) such Subject Shares. Neither HBK nor any Affiliate of HBK owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. HBK or its Affiliates have good and valid title to the Subject Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) as would not prevent HBK or its Affiliates from performing their respective obligations under this Agreement.

          (d) RELIANCE BY HOLDINGS. HBK understands and acknowledges that Holdings is permitting the Co-Invest in reliance upon HBK's execution and delivery of this Agreement.

          (e) LITIGATION. As of the date hereof, there is no action, proceeding or investigation pending or threatened against HBK or any of its Affiliates that questions the validity of this Agreement or any action taken or to be taken by HBK in connection with this Agreement.

     2.   REPRESENTATIONS AND WARRANTIES OF HOLDINGS.

     Holdings hereby represents and warrants to HBK as follows:

          (a) DUE ORGANIZATION, ETC. Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and to


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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                         PAGE 10 OF 16 PAGES

               consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Holdings and constitutes a valid and binding obligation of Holdings enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (b) CONFLICTS. (i) No filing by Holdings with any governmental body or authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Holdings, the consummation by Holdings of the transactions contemplated hereby or compliance by Holdings with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Holdings, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Holdings is a party or by which Holdings or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent Holdings from performing its obligations under this Agreement.

     3.   COVENANTS OF HBK.

     Until the termination of this Agreement in accordance with Section 4, HBK agrees as follows:

          (a) At the Company Shareholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances occurring prior to the Company Shareholders Meeting upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, HBK shall vote (or cause to be voted) the Subject Shares (and each class thereof) held by HBK or its Affiliates (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Holdings, against any Acquisition Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. HBK agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this
               Section 3(a).

          (b) HBK agrees not to, directly or indirectly, and shall cause its Affiliates not to, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any Person, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Shareholders Meeting if and to the extent such proxy is consistent with the

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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                         PAGE 11 OF 16 PAGES


               HBK's obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement. HBK further agrees not to, and shall cause its Affiliates not to, commit or agree to take any of the foregoing actions or take any action that may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

          (c) HBK shall not, nor shall HBK permit any of its Affiliates to, nor shall HBK act in concert with or permit any Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal or to cause shareholders of the Company not to vote to approve and adopt the Merger Agreement. HBK shall not, and shall cause its Affiliates not to, and shall direct any investment banker, attorney, agent or other adviser or representative of HBK not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than Holdings, relating to any Acquisition Proposal. HBK hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party with respect to any Acquisition Proposal.

          (d) HBK hereby agrees that it shall not, and that it shall cause each of its Affiliates not to, without the prior approval of Holdings, directly or indirectly, (i) acquire, offer or propose to acquire or agree to acquire (whether by purchase, tender or exchange offer, through an acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other group, or otherwise), the beneficial ownership of any shares of Common Stock of the Company or any equity securities of its Subsidiaries (or any warrants, options or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any Common Stock of the Company or any equity securities of its Subsidiaries); provided, however, that the foregoing restrictions shall not apply to any acquisition or proposed acquisition (each, an "Acquisition") of beneficial ownership of any additional shares of Common Stock of the Company which is by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Common Stock of the Company generally; (ii) make any public announcement with respect to, or submit any proposal for, any merger, consolidation, sale of substantial assets or other business combination, tender offer or exchange offer, purchase of assets, dissolution, liquidation, restructuring, recapitalization or extraordinary transaction involving the Company or any of its Subsidiaries; (iii) form, join or in any way participate in any group (other than with respect to its Affiliates) with respect to any of the Common Stock of the Company; (iv) otherwise act, either alone or in concert with others, to seek control of the Company, the Board of Directors, the management or policies of the Company or any of its Subsidiaries; (v) deposit any of the Subject Shares in any voting trust or subject any

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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                         PAGE 12 OF 16 PAGES


               such Subject Shares to any agreement or other arrangement with respect to the voting of any such Subject Shares, (vi) execute any written consent as a stockholder with respect to the Subject Shares, (vii) seek, alone or in concert with others (A) to call a meeting of the stockholders of the Company, (B) representation on the Board of Directors, or (C) the removal of any member of the Board of Directors; (viii) take or cause others to take any action inconsistent with the foregoing, (ix) disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or (x) make any demand, request or proposal to amend, waive or terminate any provision of this Section 3(e).

     4.   TERMINATION.

     This Agreement shall terminate upon the earliest of (A) the approval and adoption of the Merger Agreement, (B) the termination of the Merger Agreement pursuant to Sections 7.1(a) or 7.1(b), (C) the termination of the Merger Agreement pursuant to Sections 7.1(d), 7.1(e), or 7.1(f)(i) provided that at no time after the date of the Merger Agreement and at or before the date of such termination shall a proposal with respect to an Acquisition Proposal have been publicly announced or disclosed (whether or not conditional) or disclosed to the Board of Directors of the Company or any committee thereof, (D) six months after the termination of the Merger Agreement pursuant to (i) Sections 7.1(d), 7.1(e) or 7.1(f)(i) if after the date of the Merger Agreement and at or before the date of such termination a proposal with respect to an Acquisition Proposal shall have been publicly announced or disclosed (whether or not conditional) or disclosed to the Board of Directors of the Company or any committee thereof or
(ii) Sections 7.1(c), 7.1(f)(ii), 7.1(g) or 7.1(h), and (E) the election of HBK, upon any amendment of the Merger Agreement that materially adversely affects HBK, without the prior written consent of HBK; PROVIDED, HOWEVER, that notwithstanding the foregoing, in the event of the termination of the Merger Agreement for any reason whatsoever, HBK shall, immediately following such termination, be permitted to Transfer any or all of the Subject Shares to any Person, other than a Person of which HBK is aware, that has made an Acquisition Proposal.

     5.   APPRAISAL RIGHTS.

     To the extent permitted by applicable law, HBK hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

     6.   PUBLICATION.

     HBK hereby authorizes Holdings and the Company to publish and disclose in the Proxy Statement/Prospectus (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, that HBK shall have the opportunity to review such disclosure and provide comments thereon prior to the making of such publication and disclosure.


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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                          PAGE 13 OF 16 PAGES


     7.   GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri applicable to contracts executed in and to be performed entirely within that State.

     8.   WAIVER OF JURY TRIAL.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

     9.   SPECIFIC PERFORMANCE.

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or in Missouri state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.  AMENDMENT, WAIVERS, ETC.

     This Agreement may be amended by Holdings and HBK at any time before or after adoption of the Merger Agreement by the shareholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Holdings and HBK. At any time prior to the Effective Time, Holdings and HBK may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions

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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                          PAGE 14 OF 16 PAGES


of the other party contained herein; provided, however, that no failure or delay by Holdings or HBK in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Holdings or HBK to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     11.  ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

     Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties, except that Holdings may assign its rights hereunder to a controlled Affiliate of Wellspring. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Holdings, Wellspring and HBK and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     12. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made
(i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


                           if to Holdings, to:


                           c/o Wellspring Capital Management LLC
                           Lever House
                           390 Park Avenue
                           New York, New York 10022-4608
                           Attention:       Greg S. Feldman, Managing Partner
                           Telephone:       (212) 318-9898
                           Facsimile:       (212) 318-9810


                           if to HBK, to:

                           HBK Investments L.P.
                           300 Crescent Court
                           Suite 700
                           Dallas, Texas 75201
                           Attention:       Legal Department
                           Telephone:       (214) 758-6107
                           Facsimile:       214-758-1207


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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                          PAGE 15 OF 16 PAGES


     13.  NON-SURVIVAL.

     The representations and warranties made herein shall not survive the termination of the Agreement.

     14.  SEVERABILITY.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     15.  INTEGRATION.

     This Agreement (together with the Merger Agreement to the extent referenced herein), constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

     16.  MUTUAL DRAFTING.

     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     17.  SECTION HEADINGS.

     The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     18.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and due some agreement.

                            [SIGNATURE PAGE FOLLOWS]

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                                  SCHEDULE 13D
CUSIP NO. 23833N104                                          PAGE 16 OF 16 PAGES



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


                                       WS MIDWAY HOLDINGS, INC.



                                       By: /s/ Jason B. Fortin
                                           ------------------------------
                                           Name: Jason B. Fortin
                                           Title: Partner



                                       HBK INVESTMENTS L.P.



                                       By: /s/ Laurence Lebowitz
                                           ------------------------------
                                            Name: Laurence Lebowitz
                                            Title:  Authorized Signatory